EXHIBIT 10 (j)

Programming Agreement with Urban America Television

Urban America Television

Programming Agreement

March 23, 2004

Karma Media

9660 Flair Dr. Suite 328

El Monte, CA 91731

(310)-397-1200

Client: Karma Media

Company: Urban America Television

The above mentioned Client (Karma Media, Inc.) and undersigned hereby consents to the use by Urban America Television (Company) of and does hereby assign and grant unto the Company the irrevocable and unconditional power, right, privilege, and permission to exhibit, distribute, publish, and transmit by means of broadcast or cablecast, film, videotape, or internet any other similar mechanical or electronic method domestic and international the Client's name, voice, picture, likeness, poses, actions and any combination of any of these in connection with the broadcast of:

Estelle's Paradise

Client hereby releases and discharges the Company from any mid all liability arising out of or in connection with the making, producing, exhibiting, distributing, publishing, transmitting by means or otherwise using the above mentioned production.  The Client further agrees at all times and at it's own expenses of any kind resulting from (1) any false or misleading statements or presentations contained in any shows presented at the client's request; (2) any failure of the Client to deliver any advertised product or service in compliance with the terms of the applicable advertisement within the period of time advertised; and (3) any infringement of any rights held by a third party, including but not limited to actions for copyright or trademark infringement or actions for unfair competition.

There are no warranties, express or implied except to the extent specifically stated in this contract.  All warranties and guarantees shall survive the expiration, termination, or cancellation of this contract.  The Company shall have no liability for consequential and incidental damage.

(1)

STARTING DATE: May 2004

ENDING DATE: May 2005

TOTAL WEEKS: 52 WEEKS

CONSIDERATION: 50/50 Barter Split (2 minutes-Local Affiliate, 2 1/2 minutes Program Provider, 2 1/2 minutes- Network)

Delivery and Returning Of Programming: Client shall insure that each program will reach its destination in sufficient time for Company to inspect the program and prepare it for broadcast.  Company shall, within 24 hours after the receipt of any program, notify Client of any program not suitable for broadcast.  Client will then provide Company a suitable copy of the program for broadcast.  Company shall, after broadcast or broadcasts, return at Company's expense any copies of programming to Client or to any party Client may designate.

Usage Report: When specified by Client, Company shall provide Client, within ten days after the end of each calendar month, an Affidavit of Performance for all broadcasts during the preceding month.

Indemnity: Each party shall indemnify and hold the other harmless from and against any and all claims, damages, liabilities, costs, and expenses, including reasonable counsel fees, arising out of the broadcasting hereunder of any material furnished by such party.  Further, Client shall indemnify and hold Company harmless from and against any program broadcast hereunder.

Music: With respect to each musical composition contained in the programming, Client warrants that performing rights in and to such music compositions have been properly licensed and controlled by Client to the extent necessary to permit broadcast hereunder.

General Provisions: A waiver by either party of any of the terms and conditions of this agreement in any one instance shall not a construed to be a waiver of such term or condition for the future for any subsequent breach thereof.  All remedies, rights, undertakings, obligations, and agreements contained in this agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either parry.  This agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(2)

Company reserves the right to cancel any programming that is not deemed appropriate for broadcast due to technical quality or content.  Client would be notified in writing seven days prior to air date in such an event with the exception of delivery of program to be less than seven days.

Both parties may cancel this agreement at anytime, with or without cause, by submitting a 30-day notice of cancellation.

Client will provide Company with programs on BETA SP seven days before airdate.  Tape should be sent to:

Urban America Television

Attn: Traffic Department

18505 South Highway 377

Cresson, Texas 76035

CLIENTS:	COMPANY:
/s/	/s/
Karma Media	Urban America Television
Dominique Einhorn-	Stan Woods
President and C.E.O.	18505 South Hwy 377
Cresson, Texas 76035
/s/	(817)-512-3033-Phone
Mike Markwell-	(817)-512-3034-Fax
V.P. Business Development
5006 Coolidge Ave.
Los Angeles, CA 90230
(310)-397-1200-Phone
(310)-398-2211-Fax

(3)